Exhibit 99.1

Span-America Reports Results for Second Quarter of Fiscal 2010

Net Income Up 18% to $1.2 Million, or $0.44 per Share

GREENVILLE, S.C.--(BUSINESS WIRE)--May 3, 2010--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the second fiscal quarter ended April 3, 2010. Net income rose 18% to $1.2 million, or $0.44 per diluted share, compared with $1.1 million, or $0.38 per diluted share, in the second quarter of fiscal 2009.

“We experienced solid growth in net income since last year even though our second quarter sales were down by 2% compared with the same quarter last year,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Our continued growth in gross profit, operating margin and net income has been the result of reduced manufacturing costs, lower administrative expenses and a more profitable sales mix compared with last year.

“We are pleased with our earnings growth and are beginning to see positive signs of improved sales for the second half of the year. Our industrial sales rose 18% in the latest quarter, and this business has historically been a leading indicator for our company. We are in the final stages of pre-market testing a new line of therapeutic support surfaces and expect to introduce the new products by the fourth fiscal quarter of this year,” continued Mr. Ferguson.

Second Quarter Results

Second quarter sales for fiscal 2010 were $13.1 million compared with $13.4 million in the second quarter of last year. The 2% sales decrease was due mostly to lower volume in our custom products segment, which was down 9% to $3.7 million because of lower sales in our consumer bedding product lines. A consumer bedding promotion run by a major customer in the second quarter of last year was not repeated in the second quarter this year. A 2% increase in medical sales to $9.5 million partially offset lower sales levels in the custom products segment.

Total medical sales increased to $9.5 million compared with $9.3 million in last year’s second quarter. The medical sales growth came mostly from our non-mattress medical product lines and was partly related to timing of customer orders around a 2009 sales price increase. Sales of therapeutic support surfaces declined by 9% to $6.0 million compared with $6.6 million in the second quarter of last year. The decline was primarily due to lower sales of support surfaces that were provided to a large customer under a contract that expired in April 2009. Excluding the effect of the private label sales decline, sales of therapeutic support surfaces would have decreased by 1% in the second quarter of fiscal 2010.

Medical sales in last year’s second quarter were lower than normal due to some customers buying ahead of a January 1, 2009 sales price increase. For the second quarter of fiscal 2010, mattress overlays increased 30%, patient positioners were up 20%, Selan® skin care products rose 14% and sales of seating products climbed 11% compared with the same quarter last year. Risk Manager fall prevention products were up 89% to $323,000 compared with last year’s second quarter.

Sales in the custom products segment were $3.7 million in the second quarter of fiscal 2010 compared with $4.0 million in the second quarter of fiscal 2009. The custom products sales decline occurred primarily in the consumer bedding product lines where sales were down 15% to $2.8 million compared with $3.3 million in the same quarter last year. Industrial sales increased 18% in the second quarter of fiscal 2010 to $820,000 compared with $695,000 in the second quarter last year.

“This was our second sequential quarterly increase in industrial sales,” stated Mr. Ferguson. “Second quarter sales rose almost 31% compared with the first quarter of fiscal 2010. Although this business represents a small part of our total sales, it has been a good leading indicator of sales trends due to our broad customer base for industrial products.”

Second quarter gross profit increased 7% to $5.1 million compared with $4.8 million in the same period last year. Gross margin increased to 38.9% from 35.7% in the same quarter last year. In addition to the more profitable overall sales mix, manufacturing costs in the medical segment were generally lower in the second quarter compared with last year due to improved manufacturing and production efficiencies.

Selling and marketing expenses increased 3% during the quarter due to higher shipping costs and higher costs related to evaluation samples for our therapeutic support surfaces. R&D expenses rose 58% compared with the second quarter of last year due to continued new product development efforts in the medical segment. Administrative expenses declined by 9% due mainly to lower property and casualty insurance expense and an increase in the value of corporate-owned life insurance, which reduces administrative expenses.

Year-to-Date Results

For the first half of fiscal 2010, total sales declined 5% to $25.4 million compared with $26.8 million in the first half of last year. Medical sales were down 5% to $18.1 million and custom product sales declined 5% to $7.3 million in the first half of fiscal 2010 compared with the same period in fiscal 2009.

Medical sales were $18.1 million compared with $19.1 million in the first half last year. The decline in medical sales was due primarily to lower sales of private label support surfaces. Excluding the private label sales related to the expired contract described above, total medical sales would have increased by 4% for the year-to-date period. Year-to-date sales of overlays increased 4%, positioners decreased 5%, skin-care sales were up 19% and seating sales were level. Sales of the Risk Manager bedside safety mat more than tripled in the first half of fiscal 2010 to $596,000. The Risk Manager was introduced at the end of the first quarter of fiscal 2009.

In the custom products segment, sales were $7.3 million in the first half of fiscal 2010 compared with $7.6 million in the first half of fiscal 2009. Consumer sales were down 6% to $5.8 million, and industrial sales declined 2% to $1.45 million.

Net income increased 22% in the first half of fiscal 2010 to $2.4 million, or $0.84 per diluted share, compared with $1.9 million, or $0.69 per diluted share, in the same period last year. The increase in earnings was due primarily to lower manufacturing costs in the medical segment and declines in selling, marketing and administrative expenses during fiscal 2010.

Outlook for Fiscal 2010

“We have made solid progress in improving the profitability of Span-America by focusing on improved manufacturing processes and holding down our selling and administrative costs,” commented Mr. Ferguson. “We expect to leverage these manufacturing efficiencies as our sales grow in the future. We also continue to invest in new product development and expect new product introductions later this year as a result of these efforts.

“We have expanded our line of Risk Manager fall prevention products and have launched a new line of reusable patient positioners so far this year. In addition, we expect to launch the new Custom Care™ line of convertible therapeutic support surfaces later this year as well as a new high-end, all-foam support surface targeted primarily at the acute care market. We expect to roll out these new support surfaces by the fourth fiscal quarter of this year. We are optimistic about their potential to generate new sales and to further increase our penetration in the medical market.

“Our outlook for the custom products segment is also positive. In the consumer business, we have finalized plans to supply a line of bedding products to a new, large retail customer beginning around June 2010. We expect this new business to improve second-half consumer sales. Also, we believe our industrial business will continue to benefit from strengthening manufacturing activity in our region as we saw in our just completed second quarter.

“Our outlook for the second half of fiscal 2010 is tempered somewhat by the slow recovery in the economy. We still see customers being cautious with their buying decisions, especially in the medical segment where the purchase of our proprietary support surfaces can be delayed compared with consumable products. In addition, we remain sensitive to higher costs for petroleum-based foam, our largest category of raw material. Based on our current market conditions, we expect to report modest sales and earnings growth in the second half of fiscal 2010 compared with the first half,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the potential for volatile pricing conditions in the market for polyurethane foam, (d) raw material cost increases, (e) the potential for lost sales due to competition from low-cost foreign imports, (f) changes in relationships with large customers, (g) the impact of competitive products and pricing, (h) government reimbursement changes in the medical market, (i) FDA regulation of medical device manufacturing, and (j) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	April 3,	March 28,		April 3,	March 28,
	2010	2009	% Chg	2010	2009	% Chg

Net sales	$13,140,887	$13,376,334	-2%	$25,389,587	$26,768,717	-5%
Cost of goods sold	8,032,263	8,602,085	-7%	15,594,843	17,304,309	-10%
Gross profit	5,108,624	4,774,249	7%	9,794,744	9,464,408	3%
	38.9%	35.7%		38.6%	35.4%

Selling and marketing expenses	2,174,408	2,112,719	3%	4,274,138	4,348,828	-2%
Research and development expenses	292,526	184,569	58%	515,985	354,182	46%
General and administrative expenses	797,168	878,464	-9%	1,489,759	1,817,267	-18%
	3,264,102	3,175,752	3%	6,279,882	6,520,277	-4%

Operating income	1,844,522	1,598,497	15%	3,514,862	2,944,131	19%
	14.0%	12.0%		13.8%	11.0%

Non-operating income (expense):
Investment income and other	7,721	690	1019%	22,219	3,682	503%
Interest refund (expense)	-	446	-100%	-	(4,174)	100%
Net non-operating income (expense)	7,721	1,136	580%	22,219	(492)	4616%

Income from continuing operations before income taxes	1,852,243	1,599,633	16%	3,537,081	2,943,639	20%
Income taxes on continuing operations	611,000	544,000	12%	1,167,000	1,000,000	17%
Income from continuing operations	1,241,243	1,055,633	18%	2,370,081	1,943,639	22%
	9.4%	7.9%		9.3%	7.3%

(Loss) from discontinued operations, net of income taxes	-	-	n/a	-	(1,465)	100%

Net income	$1,241,243	$1,055,633	18%	$2,370,081	$1,942,174	22%

Income from continuing operations per common share:
Basic	$0.45	$0.39	18%	$0.87	$0.71	23%
Diluted	0.44	0.38	16%	0.84	0.69	20%

(Loss) from discontinued operations per common share:
Basic	$-	$-	n/a	$-	$(0.00)	100%
Diluted	-	-	n/a	-	n/a	n/a

Net income per common share:
Basic	$0.45	$0.39	18%	$0.87	$0.71	23%
Diluted	0.44	0.38	16%	0.84	0.69	21%

Dividends per common share	$0.10	$0.09	11%	$0.20	$0.18	11%

Weighted average shares outstanding:
Basic	2,731,591	2,733,447	0%	2,723,496	2,737,764	-1%
Diluted	2,842,434	2,794,574	2%	2,836,947	2,802,780	1%

Supplemental Data
Depreciation expense included in continuing operations	$188,649	$188,711	0%	$371,597	$371,526	0%
Amortization expense included in continuing operations	17,827	20,450	-13%	36,603	42,120	-13%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	April 3,	Oct. 3,
	2010	2009
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$1,695,716	$1,263,944
Securities available for sale	4,316,224	3,703,839
Accounts receivable, net of allowances	6,253,731	6,305,430
Inventories	3,393,139	3,909,318
Deferred income taxes	997,000	997,000
Prepaid expenses	396,796	101,835
Total current assets	17,052,606	16,281,366

Property and equipment, net	5,928,111	6,158,977
Goodwill	1,924,131	1,924,131
Other assets	2,489,735	2,470,077
	$27,394,583	$26,834,551

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,464,091	$1,679,822
Accrued and sundry liabilities	2,523,148	3,743,968
Total current liabilities	3,987,239	5,423,790

Deferred income taxes	129,000	129,000
Deferred compensation	684,971	708,421
Total long-term liabilities	813,971	837,421

Total liabilities	4,801,210	6,261,211

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,739,284 (April 3, 2010) and 2,712,310 (Oct. 3, 2009)	970,600	792,466
Additional paid-in capital	636,920	619,460
Retained earnings	20,985,853	19,161,414
Total shareholders' equity	22,593,373	20,573,340

	$27,394,583	$26,834,551

Note: The balance sheet at October 3, 2009 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson
President and Chief Executive Officer
864-288-8877, ext. 6912